ADMINISTRATION AGREEMENT

         THIS ADMINISTRATION AGREEMENT dated this 1st day of April, 2002 between the Pioneer High Income Trust (the "Fund") and Pioneer Investment Management, Inc., a Delaware corporation (the "Manager").

                               W I T N E S S E T H

         WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, the parties hereto are parties to a Management Contract dated the date hereof (the "Management Contract");

         WHEREAS, the Management Contract provides that the Manager will bear all of the Fund's expenses other than those provided in Section 2(c) and 2(d) of the Management Contract;

         WHEREAS, Section 2(c)(i) provides that the Fund shall pay charges and expenses for Fund accounting, pricing and appraisal services and related overhead, including, to the extent that such services were performed by personnel of the Manager or its affiliates, office space and facilities, and personnel compensation, training and benefits;

         WHEREAS, Section 2(c)(vi) and (vii) provide that the Fund shall pay (i) fees and expenses involved in registering and maintaining registrations of the Fund and/or its shares with the Commission, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the Commission and (ii) all expenses of shareholders and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements and all reports to shareholders and to governmental agencies;

         WHEREAS, the Manager intends to appoint a sub-administrator to perform some of its obligations under this Agreement and the parties do not intend that the Fund compensate the Manager for the services of the sub-administrator separately from the compensation under the Management Contract; and

         WHEREAS, certain of these activities, as set forth on Exhibit 1 hereto, can be performed by members of the Manager's legal, accounting and administrative staff working at the direction and under the supervision of the Board of Trustees and Fund counsel.

         NOW THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Fund and the Manager do hereby agree as follows:

1. The Fund authorizes the Manager to perform fund accounting services on behalf of the Fund, subject to the supervision and direction of the Board of Trustees. Such services, determined as of the date of this Agreement, are set forth on
Exhibit 1 hereto. These services (the "Bookkeeping Services") may be revised from time to time on mutual agreement of the parties.

2. The Fund authorizes the Manager to assist with the performance of the legal services listed on Exhibit 1 hereto (the "Legal Services"). The Legal Services shall at all times be subject to the supervision and direction of the Board of Trustees and Fund counsel.

3. The Trustees recognize that the Bookkeeping Services and the Legal Services can be performed efficiently by the Manager. The Fund is entering into this Agreement to achieve the operating and expense benefits of such efficiency. In authorizing such activities on behalf of the Fund, the Fund expressly does not delegate to the Manager or its personnel the authority to render legal advice to, or legal judgments on behalf of, the Fund. Between meetings of the Trustees, Fund counsel is authorized to determine the services that may appropriately be provided by the Manager pursuant to this Agreement.

4. In consideration of its services under this Agreement, the Manager shall be entitled to be reimbursed for the allocable portion of the direct costs of the Bookkeeping Services and the Legal Expenses (collectively, the "Services"); provided, however, if the Manager elects to retain a sub-administrator to perform any Bookkeeping Services, the Manager shall not be entitled to reimbursement of any fees paid to the sub-administrator for such services and shall only be entitled, as to Bookkeeping Services, for its direct costs incurred in connection with (i) any Bookkeeping Services actually performed by the Manager and (ii) its supervision of the services rendered by the sub-administrator. Such allocation shall be based upon the proportion of personnel time devoted to the Services authorized to be performed on behalf of the Fund to the total time worked by such personnel, in each case as estimated in good faith by the Manager and reviewed and approved annually by the Board of Trustees. Subject to the proviso above, direct costs shall include any out-of-pocket expenses of the Manager incurred in connection with the Services, the salaries and benefits of personnel of the Manager who are engaged in the Services pursuant to this Agreement and, with respect to the Services, a reasonable allocation of overhead (to the extent permitted under the Management Contract) associated with the performance of the Bookkeeping Services. The Manager shall estimate such direct costs and overhead (as appropriate) in good faith and the Fund shall be entitled to such supporting information as the Trustees shall reasonably request from time to time. Reimbursements paid hereunder to the Fund shall be subject to annual approval of the Board of Trustees.

5. Neither the Manager nor any sub-administrator shall be liable to the Fund for any action taken or omitted to be taken by it in connection with the performance of any of the Manager's duties or obligations under this Agreement, and the Fund shall indemnify the Manager and any sub-administrator and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Manager or any sub-administrator in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Manager or any sub-administrator in connection with the performance of any of the Manager's duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Manager or any sub-administrator against or entitle or be deemed to entitle the Manager or any sub-administrator to indemnification in respect of any liability to the Fund or its security holders to which the Manager or any sub-administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager's duties, or by reason of its reckless disregard of the Manager's duties and obligations under this Agreement. Such expenses shall be paid by the Fund in advance of the final disposition of such matter upon invoice by the Manager or any sub-administrator and receipt by the Fund of an undertaking from the Manager or any sub-administrator to repay such amounts if it shall ultimately be established that the Manager or any sub-administrator is not entitled to payment of such expenses hereunder.

6. Either party hereto may, without penalty, terminate this Agreement by the giving of 60 days' written notice to the other party.

7. The Manager is an independent contractor and not an employee of the Fund for any purpose. If any occasion should arise in which the Manager gives any advice to its clients concerning the shares of the Fund, the Manager will act solely as investment counsel for such clients and not in any way on behalf of the Fund or any series thereof.

8. This Agreement states the entire agreement of the parties hereto with respect to the subject matter of this Agreement and it is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

9. This Agreement and all performance hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

11. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by this duly authorized officers and their seal to be hereto affixed as of the day and year first above written.




Attest:                               PIONEER HIGH INCOME TRUST



/S/ DOROTHY BOURASSA                  /S/ JOHN F. COGAN, JR.
Dorothy Bourassa                      John F. Cogan, Jr.
Assistant Secretary                   President


Attest:                               PIONEER INVESTMENT MANAGEMENT, INC.



/S/ DOROTHY BOURASSA                  /S/ DANIEL GERACI
Dorothy Bourassa                      Daniel Geraci
Secretary                             President

                                    EXHIBIT 1

FUND ACCOUNTING, ADMINISTRATION AND CUSTODY SERVICES (FAACS)


FAACS Administration:

o Provide direction, supervision and administrative support to all FAACS teams
o Prepare or review and submit all tax reports for Fund

Fund Accounting:

o Maintain all accounting records for Fund
o Calculate and report daily net asset values per share and yields
o Recommend income and capital gains distribution rates
o Prepare Fund's financial statements and assist in fund audits

Global Custody and Settlements Division:

o Enter portfolio trades into Fund Accounting records
o Support corporate actions analyses

Pricing and Corporate Actions:

o Ensure accuracy and timeliness of prices supplied by external sources to provide daily valuations of all security positions held by Fund
o Validate and communicate corporate/class action information to Fund Accounting
o Present periodic valuation report to Board of Trustees

FAACS Systems:

o Provide systems support to users of fund accounting and portfolio pricing software, and manage relationships with applicable software and hardware vendors
o Develop and maintain custom applications and systems interfaces for FAACS teams

Shareholder Reporting and Audit Liaison:

o Review and complete Fund's financial statements
o Manage the Fund Audit process to ensure timely completion of shareholder reports
o Prepare reports related to contract renewals and soft dollar payments for Board of Trustees' review
o Provide financial information to Legal Department for prospectus updates and other regulatory filings o Prepare regulatory reports such as N-SAR, Form S and EDGAR filings

Fund's Controller:

o Manage Fund expense payment cycles (e.g., timeliness and accuracy of payments, allocation of costs among portfolios)
o Coordinate and standardize Fund expense accruals and forecasting
o Provide expense reporting to Fund Accounting, FAACS management and auditors
o Provide daily reconciliation of receivable, payable and share accounts between Fund records and entities listed above
o Communicate Fund prices and yields

LEGAL SERVICES

Filings under Investment Company Act of 1940 and Securities Act of 1933

o SEC electronic filing (EDGAR) Responsibilities
o Prepare Fund registration Statements and related filings for filing on EDGAR and complete filings
o Maintain and develop enhancements to Pioneer's EDGAR systems and procedures, including contingency planning
o Maintain EDGAR related databases and document archives
o Liaison with third party EDGAR agents when necessary
o Prepare proxy statements and related materials for filing on EDGAR and complete filings

Blue Sky Administration (State Registration)

o Principal liaison with Blue Sky vendor (Bluesky MLS, Inc.)
o Coordinate SEC filing schedule and Fund documentation with Blue Sky vendor
o Monitor status of state filings with Blue Sky vendor
o Transfer Agent coordination
o Review vendor statements and invoices
o Conduct vendor due diligence, as appropriate
o Hiring oversight
o In-person meetings

Proxy Statements

o Assist Hale and Dorr LLP in the preparation of proxy statements
o Coordinate internal review of proxy statements and related documents
o Review proxy related materials prepared by the distribution company to ensure compliance with regulatory requirements
o Review the transfer agent's proxy solicitation efforts to ensure compliance with regulatory requirements
o Act as liaison between Hale and Dorr LLP and transfer agency staff with respect to the proxy solicitation process

NYSE Compliance

o Preparation of initial and additional listing applications
o Preparation of annual certifications
o Liaison between the Fund and NYSE

Preferred Share Compliance

o Co-ordination with rating agencies and provision of reports and certifications
o Co-ordination with auction agent

Miscellaneous Services

o Monitor the preparation of shareholder reports by the distribution company
o Prepare and file (via EDGAR) Section 16 filings (re: closed-end funds)
o Maintain Officer and Trustee securities holdings (fund and non-fund related)
o Assist in the preparation of fund Form N-SARs
o Code of Ethics administration (as it relates to Disinterested Trustees)

Regulatory Oversight

o Monitor proposed changes in applicable regulation and inform appropriate Pioneer personnel of the proposals and impact on Fund
o Act as liaison with Hale and Dorr LLP in the implementation of changes